EXHIBIT 3.37

The Companies Act 1985 (as Amended)

Company Limited by Shares

Memorandum of Association

of

Global Crossing (Bidco) Limited

1 The name of the Company is “GLOBAL CROSSING (BIDCO) LIMITED”.

2 The registered office of the Company will be situate in England.

3 The objects for which the Company is established are:

3.1	To carry on business as a general commercial company and to carry on any trade or business whatsoever.

3.2	To carry on any business, undertaking, transaction or operation commonly carried on or undertaken by manufacturers, merchants and dealers (both wholesale and retail) in all or any articles of commercial and personal use and consumption, importers, exporters, shipowners, bankers, factors, capitalists, promoters, financiers, real property dealers and investors, concessionaires, brokers, contractors, mercantile and general agents, advertising agents, publishers, carriers and transporters of all kinds and to carry on all or any of the said businesses either together as one business or as separate distinct businesses in any part of the world.

3.3	To acquire and assume for any estate or interest and to take options over, construct, develop or exploit any property, real or personal, and rights of any kind and the whole or any part of the undertaking, assets and liabilities of any person and to act and carry on business as a holding company.

3.4	To manufacture, process, import, export, deal in and store any goods and other things and to carry on the business of manufacturers, processers, importers, exporters and storers of and dealers in any goods and other things.

3.5	To acquire and exploit lands, mines and mineral rights and to acquire, explore for and exploit any natural resources and to carryon any business involving the ownership or possession of land or other immovable property or buildings or structures thereon and to construct, erect, install, enlarge, alter and maintain buildings, plant and machinery and to carryon business as builders, contractors and engineers.

3.6	To provide services of all descriptions and to carryon business as advisers, consultants, brokers and agents of any kind.

3.7	To advertise, market and sell the products of the Company and of any other person and to carry on the business of advertisers or advertising agents or of a marketing and selling organisation or of a supplier, wholesaler, retailer, merchant or dealer of any kind.

3.8	To provide technical, cultural, artistic, educational, entertainment or business material, facilities or services and to carryon any business involving any such provision.

3.9	To lend money, and grant or provide credit and financial accommodation, to any person and to deposit money with any person and to carryon the business of a banking, finance or insurance company.

3.10	To invest money of the Company in any investments and to hold, sell or otherwise deal with such investments, and to carryon the business of a property or investment company.

3.11	To acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

3.12	To enter into any arrangements with any government or authority or person and to obtain from any such government or authority or person any legislation, orders, rights, privileges, franchises and concessions and to carry out exercise and comply with the same.

3.13	To borrow and raise money and accept money on deposit and to secure or discharge any debt or obligation in any manner and in particular (without prejudice to the generality of the foregoing) by mortgages of or charges upon all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by the creation and issue of securities.

3.14	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods or in any other manner, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company.

3.15	To amalgamate or enter into partnership or any profit-sharing arrangement with, and cooperate or participate in any way with or to take over or assume any obligation of, or to assist or subsidise any person.

3.16	To accept, draw, make, create, issue, execute, discount, endorse, negotiate and deal in bills of exchange, promissory notes, and other instruments and securities, whether negotiable or otherwise.

3.17	To apply for and take out, purchase or otherwise acquire any trade and service marks and names, designs, patents, patent rights, inventions and secret processes and to carry on the business of an inventor, designer or research organisation.

3.18	To sell, exchange, mortgage, charge, let, grant licences, easements, options, servitudes and other rights over, and in any other manner deal with or dispose of, all or any part of the undertaking, property and assets (present and future) of the Company for any or no consideration and in particular (without prejudice to the generality of the foregoing) for any securities or for a share of profit or a royalty or other periodical or deferred payment.

3.19	To issue and allot securities of the Company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose.

3.20	To give any remuneration or other compensation or reward for services rendered or to be rendered in placing or procuring subscriptions of, or otherwise assisting in the issue of any securities of the Company or in or about the formation of the Company or the conduct or course of its business, and to establish or promote, or concur or participate in establishing or promoting, any company, fund or trust and to subscribe for, underwrite, purchase or otherwise acquire securities of any company, fund or trust and to carry on the business of company, fund, trust or business promoters or managers and of underwriters or dealers in securities, and to act as director of and as secretary, manager, registrar or transfer agent for any other company and to act as trustee of any kind and to undertake and execute any trust and any trust business (including the business of acting as trustee under wills and settlements and as executor and administrator).

3.21	To pay all the costs, charges and expenses preliminary or incidental to the promotion, formation, establishment and incorporation of the Company, and to procure the registration or incorporation of the Company in or under the laws of any place outside England.

3.22

To grant or procure the grant of donations, gratuities, pensions, annuities, allowances, or other benefits, including benefits on death to any directors, officers or employees or former directors, officers or employees of the Company or any company which at any time is or was a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company or of any predecessor in business of any of them, and to the relations, connections or dependants of any such persons, and to other persons whose service or services have directly or indirectly been of benefit to the Company or whom the Board of Directors of the Company considers have any moral claim on the Company or to their relations, connections or dependants, and to establish or support any funds, trusts, insurances or schemes or any associations, institutions, clubs, schools, building and housing schemes, funds and trusts, and to make payments towards insurances or other arrangements likely to benefit any such persons or otherwise advance the interests of the Company or of its Members, and to subscribe, guarantee or pay money for any purpose likely, directly or indirectly, to further the interests of the Company or of its Members or for any national, charitable, benevolent, educational, social, public, general or useful object.

3.23	To cease carrying on or wind up any business or activity of the Company, and to cancel any registration of and to wind up or procure the dissolution of the Company in any state or territory.

3.24	To distribute any of the property of the Company among its creditors and Members in specie or kind.

3.25	To do all or any of the things or matters aforesaid in any part of the world and either as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

3.26	To carry on any other business or activity and do anything of any nature which in the opinion of the Board of Directors of the Company is or may be capable of being conveniently carried on or done in connection with the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the Company’s undertaking property or assets or otherwise to advance the interests of the Company or of its Members.

3.27	To do all such other things as in the opinion of the Board of Directors of the Company are or may be incidental or conducive to the attainment of the above objects or any of them.

And it is hereby declared that “company” in this clause, except where used in reference to this Company, shall include any partnership or other body of persons, whether incorporated or not incorporated, and whether formed, incorporated, domiciled or resident in the United Kingdom or elsewhere, “person” shall include any company as well as any other legal or natural person, “securities” shall include any fully, partly or paid or no par value share, stock, unit, debenture, debenture or loan stock, deposit receipt, bill, note, warrant, coupon, right to subscribe or convert, or similar right or obligation, “and” and “or” shall mean “and/or” where the context so permits, “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible, and the objects specified in the different paragraphs of this clause shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company or the nature of any business carried on by the Company, but may be carried out in as full and ample a manner and shall be construed in as wide a sense as if each of the said paragraphs defined the objects of a separate, distinct and independent company.

1 The liability of the Members is limited.

2 The share capital of the Company is £100 divided into 100 Shares of £1 each, and the Company shall have the power to divide tile original or any increased capital into several classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions or conditions.

We, the several persons whose names and addresses are subscribed, are desirous of being formed into a company, in pursuance of the Memorandum of association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	Number of Shares taken by each Subscriber

For and on behalf of TRUCIDATOR NOMINEES LIMITED, 35 Basinghall Street, London EC2V 5DB
I.S.HAW	One
Director

For and on behalf of TREXCO LIMITED, 35 Basinghall Street, London EC2V 5DB
D.C.I.ROWE	One
Authorised Signatory

DATED the 30th day of September 1999

WITNESS to the above Signatures:

R.H. Smith 35 Basinghall Street, London EC2V 5DB

ARTICLES OF ASSOCIATION of GLOBAL CROSSING (BIDCO) LIMITED

1. Adoption of Table A

In these articles “Table An means Table A scheduled to the Companies (Tables A to F) Regulations 1985 as amended prior to the date of incorporation of the company. The regulations contained in Table A shall, except where they are excluded or modified by these articles, apply to the company and, together with these articles, shall constitute the articles of the company. No other regulations set out in any statute concerning companies, or in any statutory instrument or other subordinate legislation made under any statute, shall apply as the regulations or articles of the company.

2. Interpretation

Words and expressions which bear particular meanings in Table A shall bear the same meanings in these articles. References in these articles to writing include references to any method of representing or reproducing words in a legible and non-transitory form. Headings are for convenience only and shall not affect construction. If, and for so long as, the company has only one member, these articles shall (in the absence of any express provision to the contrary) apply with such modification as may be necessary in relation to such a company.

3. Rights Attached to Shares

Subject to the provisions of the Act and to any rights conferred on the holders of any other shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution decide or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the directors may decide. Regulation 2 of Table A shall not apply.

4. Unissued Shares

Subject to the provisions of the Act and to these articles, any unissued shares of the company (whether forming part of the original or any increased capital) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration and upon such terms and conditions as they may determine.

5. Initial Authority to Issue Relevant Securities

Subject to any direction to the contrary which may be given by the company in general meeting, the directors are unconditionally authorised to exercise all powers of the company to allot relevant securities. The maximum nominal amount of relevant securities that may be allotted under this authority shall be the nominal amount of the unissued share capital at the date of incorporation of the company or such other amount as may from time to time be authorised by the company in general meeting. The authority conferred on the directors by this article shall remain in force for a period of five years from the date of incorporation of the company but may be revoked varied or renewed from time to time by the company in general meeting in accordance with the Act.

6. Exclusion of Rights to Offers on a Pre-emptive Basis

Section 89(1) of the Act shall not apply to the allotment by the company of any equity security.

7. Transfer and Transmission of Shares

7.1	The instrument of transfer of a subscriber’s share which is not fully paid need not be executed by or on behalf of the transferee. Regulation 23 of Table A shall be modified accordingly.

7.2	Subject to Article 7.4, the directors may, in their absolute discretion and without giving any reason for so doing, decline to register any transfer of any share, whether or not it is a fully paid share. Regulation 24 of Table A shall be modified accordingly.

7.3	A person who becomes entitled to a share by reason of any event (other than death or bankruptcy) giving rise to its transmission by operation of law shall have the same rights of election and other rights as a person entitled by transmission to a share as a consequence of death or bankruptcy. Regulations 30 and 31 of Table A shall be modified accordingly.

7.4	Notwithstanding anything contained in these Articles:

(a) any pre-emption rights conferred on existing members by these Articles or otherwise and any other restrictions on transfer of shares contained in these Articles or otherwise shall not apply to, and

(b) the Directors shall not decline to register, nor suspend registration of, any transfer of shares where such transfer is:

(i) in favour of any bank, financial institution or other person (or any nominee or nominees of such a bank, financial institution or other person) to whom such shares are being transferred by way of security (whether such bank, financial institution or other person is acting as agent, trustee or otherwise), or

(ii) duly executed by any such bank, financial institution or other person (or any such nominee or nominees) to whom such shares (including any further shares in the Company acquired by reason of its holding of such shares) are to be transferred as aforesaid pursuant to a power of sale under any security document which creates any security interest over such shares, or

(iii) duly executed by a receiver appointed by a bank, financial institution or other person (or any such nominee or nominees) pursuant to any security document which creates any security interest over such shares, and a certificate by any official of such bank, financial institution or other person (or any such nominee or nominees) or any such receiver that the shares are or are to be subject to such a security and that the transfer is executed in accordance with the provisions of this Article shall be conclusive evidence of such facts. Any lien on shares which the Company has shall not apply in respect of any shares which have been charged by way of security to a bank, financial institution or other person or a subsidiary of a bank, financial institution or other person or which are transferred in accordance with the provisions of this Article. For the purposes of this Article, “person” includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking (within the meaning of section 259(1) of the Act) or other association (whether or not having separate legal personality) or any two or more of the foregoing.

8. Notice of General Meetings

Notice of every general meeting shall be given to all members other than any who, under the provisions of these articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the company, and also to the auditors or, if more than one, each of them. The last sentence of regulation 38 of Table A shall not apply.

9. Proceedings at General Meetings

For all purposes of these articles apart from when the company has only one member, a general meeting of the company or of the holders of any class of its shares shall be valid and effective for all purposes if one person being a duly authorised representative of two or more corporations each of which is a member entitled to vote upon the business to be transacted is present. Regulation 40 of Table A shall be modified accordingly. If, and for so long as, the company has only one member, that member or the proxy for that member or, where that member is a corporation, its duly authorised representative shall be a quorum at any general meeting of the company or of the holders of any class of shares. Regulation 40 of Table A shall be modified accordingly.

10. Votes of Members At a general meeting, but subject to any rights or restrictions attached to any shares, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative and every proxy for any member (regardless of the number or the holdings of the members for whom he is a proxy) shall have one vote, and on a poll every member who is present in person or by proxy shall have one vote for every share of which he is the holder. Regulation 54 of Table A shall not apply.

11. Members May Vote When Money Payable by Them Regulation 57 of Table A shall not apply.

12. Delivery of Proxies

The instrument appointing a proxy and (if required by the directors) any authority under which it is executed or a copy of the authority, certified notarially or in some other manner approved by the directors, may be delivered to the office (or to such other place or to such person as may be specified or agreed by the directors) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to act or, in case of a poll taken subsequently to the date of the meeting or adjourned meeting, before the time appointed for the taking of the poll, and an instrument of proxy which is not so delivered shall be invalid. The directors may at their discretion treat a faxed or other machine made copy of an instrument appointing a proxy as such an instrument for the purpose of this article. Regulation 62 of Table A shall not apply.

13. Alternate Directors

Any director (other than an alternate director) may appoint any other director, or any other person who is willing to act, to be an alternate director and may remove from office an alternate director so appointed by him. Regulation 65 of Table A shall not apply.

14. Power to Provide for Employees The directors may by resolution exercise any power conferred by the Act to make provision for the benefit of persons employed or formerly employed by the company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the company or that subsidiary.

15. Power to Receive Uncalled Moneys

The directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and remaining unpaid on any shares held by him.

16. Delegation of Directors’ Powers The directors may delegate any of their powers (with power to sub-delegate) to committees consisting of such person or persons (whether directors or not) as they think fit. Regulation 72 of Table A shall be modified accordingly and references in Table A to a committee of directors or to a director as a member of such a committee shall include a committee established under this article or such person or persons.

17. Appointment and Removal of Directors by Majority Shareholders

Any member holding, or any members holding in aggregate, a majority in nominal value of such of the issued share capital for the time being of the company as carries the right of attending and voting at general meetings of the company may by memorandum in writing signed by or on behalf of him or them and delivered to the office or tendered at a meeting of the directors or at a general meeting of the company at any time and from time to time appoint any person to be a director (either to fill a vacancy or as an additional director) or remove any director from office (no matter how he was appointed).

18. Appointment of Directors by Board Without prejudice to the powers conferred by any other article, any person may be appointed a director by the directors, either to fill a vacancy or as an additional director.

19. No Age Limit or Share Qualification

No director shall be required to retire or vacate his office, and no person shall be ineligible for appointment as a director, by reason of his having attained any particular age. No shareholding qualification for directors shall be required.

20. Exclusion of Rotation Requirements and Other Provisions

Regulations 73 to 80 (inclusive) and the last sentence of regulation 84 of Table A shall not apply.

21. Disqualification and Removal of Directors

The office of a director shall be vacated not only upon the happening of any of the events mentioned in regulation 81 of Table A but also if he is removed from office pursuant to these articles. Regulation 81 of Table A shall be modified accordingly.

22. Directors’ Gratuities and Pensions

The directors may exercise all the powers of the company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director or the relations, connections or dependants of any director or former director who holds or has held any executive office or employment with the company or with any body corporate which is or has been a subsidiary of the company or with a predecessor in business of the company or of any such body corporate and may contribute to any fund and pay premiums for the purchase or provision of any such benefit. No director or former director shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. Regulation 87 of Table A shall not apply.

23. Notice of Board Meetings

Notice of a meeting of the directors shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing to him at his last known address or any other address given by him to the company for this purpose, or by any other means authorised in writing by the director concerned. Notice shall be given in this manner to all directors including any director who is for the time being absent from the United Kingdom. A director may waive notice of any meeting either prospectively or retrospectively. Regulation 88 of Table A shall be modified accordingly.

24. Participation in Board Meetings by Telephone

All or any of the members of the board or any committee of the board may participate in a meeting of the board or that committee by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.

25. Resolution in Writing A resolution in writing executed by all the directors for the time being entitled to receive notice of a meeting of the board (if that number is sufficient to constitute a quorum) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the board or, as the case may be, of the committee properly called and constituted. The resolution may be contained in one document or in several documents in like form each executed by one or more of the directors or members of the committee concerned. A resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity. Regulation 93 of Table A shall not apply.

26. Directors May Vote When Interested

A director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company shall declare the nature of his interest at a meeting of the directors in accordance with the Act. Subject where applicable to such disclosure, a director shall be entitled to vote in respect of any contract or proposed contract in which he is interested and if he shall do so his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present. A reference in this article to a contract includes any transaction or arrangement (whether or not constituting a contract). Regulations 94 and 95 of Table A shall not apply.

27. Official Seal

The company may exercise all the powers conferred by the Act with regard to having any official seal and such powers shall be vested in the directors subject to the provisions of the Act, any instrument to which an official seal is affixed shall be signed by such persons, if any, as the directors may from time to time determine.

28. Notices

Any notice or other document may be served on or delivered to any member by the company either personally, or by sending it by post addressed to the member at his registered address or by fax or telex to a number provided by the member for this purpose, or by leaving it at his registered address addressed to the member, or by any other means authorised in writing by the member concerned. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed a sufficient service on or delivery to all the joint holders. Regulation!!2 of Table A shall not apply.

29. Time of Service

Any notice or other document, if sent by the company by post, shall be deemed to have been served or delivered twenty four hours after posting and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document left by the company at a registered address otherwise than by post, or sent by fax or telex or other instantaneous means of transmission, shall be deemed to have been served or delivered when it was so left or sent. Regulation 115 of Table A shall not apply.